Exhibit 99.1
Contacts:
Richard Szymanski
Morgans Hotel Group Co.
212.277.4188
Kate Finn
The Abernathy MacGregor Group
212.371.5999
MORGANS HOTEL GROUP REPORTS THIRD QUARTER 2010 RESULTS
NEW YORK, NY — November 3, 2010 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG” or the “Company”) today reported financial results for the quarter ended September 30, 2010.
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Adjusted EBITDA, excluding the impact of the closure and re-concepting of the restaurants at Hudson and Royalton during the year, was $12.4 million, an increase of 25.9% from the third quarter of 2009. Adjusted EBITDA for the third quarter was $11.4 million, a $1.5 million or 15.3% increase from the third quarter of 2009.

•
Revenue per available room (“RevPAR”) for System-Wide Comparable Hotels increased by 10.0%, or 11.2% in constant dollars, in the third quarter of 2010 from the comparable period in 2009 led by a 12.1% increase at MHG’s New York hotels and a 16.2% increase (23.1% in constant dollars) at MHG’s London hotels.

•	Average daily rate (“ADR”) increased by 5.8% in constant dollars at System-Wide Comparable Hotels, accounting for over half of the RevPAR increase.

•	Management fees increased by $0.5 million, or 13.7%, in the third quarter of 2010 over the comparable period in 2009.

•
In October 2010, MHG amended and extended the non-recourse first mortgage loans secured by Hudson and Mondrian in Los Angeles until October 2011. With the expiration of the prior interest rate swaps related to these loans, these amendments allow MHG to significantly reduce its interest expense until maturity.

•
During the quarter, MHG’s London joint venture that owns Sanderson and St Martins Lane successfully refinanced in full the mortgage debt secured by the hotels with a new loan maturing in July 2015 at an interest rate reduced by approximately 100 basis points.

•
Also during the third quarter of 2010, MHG entered into an amendment to the long-term ground lease underlying Clift in San Francisco, which a subsidiary of MHG operates. The amendment effectively reduces annual lease payments for a two-year period which began retroactively on March 1, 2010.

•
On July 31, 2010, the joint venture that is developing a Mondrian in SoHo procured additional funding to complete development of the hotel and successfully extended the maturity of the debt financing secured by the hotel property for up to five years through extension options, subject to certain conditions.

Fred Kleisner, CEO of Morgans Hotel Group, said: “We delivered double-digit RevPAR growth for the third consecutive quarter, demonstrating once again our unique positioning and ability to outpace overall industry averages. Our ability to quickly and effectively raise rates led to strong ADR increases, which accounted for a significant portion of our RevPAR growth in key markets, particularly New York and London. Disciplined cost management and positive operating leverage drove meaningful improvement in margins. We ended the third quarter in a stronger financial position, having completed several capital transactions that enhance our balance sheet and liquidity position. With the completion of the Hudson and Mondrian LA loan extensions, we have successfully extended or refinanced all significant near-term consolidated maturities. With these restructurings behind us, we are pursuing new opportunities to drive revenue and further improve our market positioning that we believe will drive long-term growth and shareholder value.”
Third Quarter 2010 Operating Results
RevPAR at System-Wide Comparable Hotels increased by 10.0% (11.2% in constant dollars) in the third quarter of 2010 compared to the third quarter of 2009 primarily due to strong corporate travel during the quarter, especially in New York City. Occupancy increased by 5.1% and ADR increased by 4.7% (5.8% in constant dollars) compared to the same period in 2009. This is the second consecutive quarter MHG has experienced a positive increase in ADR.
In New York, MHG’s largest market, RevPAR increased by 12.1%. MHG capitalized on high demand resulting in a 90.8% occupancy rate in the third quarter of 2010 and a 12.3% increase in ADR, which accounted for all of the RevPAR increase. Strong results in New York were driven by MHG’s ability to raise rates quickly and effectively, as well as a strong summer season and a very busy September, with high profile events like the US Open, the UN General Assembly and Fashion Week, all delivering high demand and room rates.
RevPAR increased by 23.1% in constant dollars at MHG’s London hotels, driven by a 20.5% (in constant dollars) increase in ADR resulting from continued limited supply growth as well as a very strong Fashion Week in September.
RevPAR increased by 4.8% at Mondrian in Los Angeles, driven primarily by increases in occupancy, which was up 9.3 percentage points in the third quarter of 2010 compared to the same period in 2009. In Miami, RevPAR at our South Beach properties was down 2.8% for the quarter due to weaker leisure demand.
Management fees increased by $0.5 million, or 13.7%, in the third quarter of 2010 over the comparable period in 2009, primarily due to the expansion of Hard Rock and the addition of the Ames in Boston.
Adjusted EBITDA for the third quarter of 2010 was $11.4 million, a $1.5 million or 15.3% increase from the third quarter of 2009.
Adjusted EBITDA, excluding the impact of the closure and re-concepting of the restaurants at Hudson and Royalton during the year, was $12.4 million, an increase of 25.9% from the third quarter of 2009. MHG estimates that this impact was $1.1 million, which is the decline in the third quarter 2010 Adjusted EBITDA for those restaurants compared to the third quarter of 2009. The restaurant at Royalton was closed, renovated and reconcepted during the quarter. The restaurant at Hudson was closed, renovated and reconcepted late in the second quarter of 2010, and was still ramping up in the third quarter, resulting in additional costs, including start-up costs, during the quarter. Due to challenging food and beverage trends across the industry, as well as the opportunity to re-energize MHG’s food and beverage offerings, MHG took action to improve key facilities with a focus on driving higher beverage to food ratios and re-igniting the buzz around its nightlife and lobby scene, for which MHG has always been famous. While these renovations impacted MHG’s business during the three months ended September 30, 2010, MHG expects to see improved results at these new venues going forward.

MHG recorded a net loss of $37.1 million in the third quarter of 2010 compared to a loss of $27.8 million in the third quarter of 2009. The net loss in the third quarter of 2010 includes a non-cash charge for the change in the fair value of warrants issued to Yucaipa of $19.0 million in 2010 and a non-cash impairment charge of $5.4 million related to receivables from a joint venture. The net loss in the third quarter of 2009 included non-cash, pre-tax impairment charges of $29.1 million related to MHG’s investment in undeveloped properties partially offset by a $19.5 million tax benefit.
Balance Sheet and Liquidity
In October 2010, MHG amended and extended the non-recourse first mortgage loans secured by Hudson and Mondrian in Los Angeles until October 2011. As part of the extension, MHG paid down the loan on Hudson with $8.0 million from cash on hand and $8.0 million from cash in a restricted account designated for Hudson and paid down the loan on Mondrian in LA with $8.5 million from cash on hand and $8.5 million from a restricted account designated for Mondrian in LA. Following the transaction, the amounts outstanding are now $227.7 million secured by Hudson, which includes the mezzanine loan outstanding of $26.5 million, and $103.5 million secured by Mondrian in Los Angeles. MHG expects to have significantly less interest expense for the remaining term of the debt. Previously, as a result of interest rate swaps, the interest expense on these debts was fixed at approximately 6%. The interest rates on the amended loans are at LIBOR plus 1.03% on the Hudson mortgage loan and LIBOR plus 1.64% on the Mondrian in Los Angeles mortgage loan, which at today’s one month LIBOR rate, are both less than 2.0%. The interest rate on the Hudson mezzanine loan is LIBOR plus 2.98%.
Giving effect to the October 2010 amendments to the mortgage loans secured by Hudson and Mondrian in Los Angeles as if they had occurred on September 30, 2010, MHG’s total pro-forma consolidated debt at September 30, 2010, excluding the Clift lease, would have been $584.7 million, MHG’s pro-forma liquidity position would have been $104.5 million, which includes $94.5 million available under the line of credit, and in addition, MHG would have had pro-forma restricted cash of $22.6 million, primarily consisting of escrows for debt service, taxes, insurance and capital expenditures.
As of September 30, 2010, MHG estimates that its total future capital commitments for development projects and joint ventures for the next 12 months are approximately $3.0 million, the majority of which relates to funding the completion of Mondrian in SoHo.
MHG intends to utilize its tax net operating losses of approximately $180 million to offset future income, including potential gains on the sale of assets or interests therein.
On September 17, 2010 MHG reached an amendment to the long-term ground lease underlying Clift in San Francisco, which a subsidiary of MHG operates. The amendment effectively reduces annual lease payments to $5.0 million for a two-year period which began retroactively on March 1, 2010. In March 2012 and subsequently, the payment schedule will continue as stated in the lease agreement, which currently is approximately $6.0 million per year increasing in the future based on the Consumer Price Index. The lease will remain non-recourse to MHG, except for the limited guarantee MHG provided covering losses of up to $6 million suffered by the lessors in the event of certain “bad boy” type acts. This amendment settles all claims related to litigation filed earlier this year.

Due to the continued difficulties in the Las Vegas market, Hard Rock’s operating cash flows have not been sufficient to cover the aggregate debt service this year. There have been some months where the ownership joint venture was required to use funds from reserves to service the debt. Unless the market improves markedly, or the joint venture generates additional liquidity, there is a risk to MHG’s equity position and management agreement, which may be terminated by the lenders in the event of foreclosure or under certain other circumstances.
Development Activity
MHG continues to focus on enhancing its existing assets and has been re-concepting several food and beverage venues to improve profitability. In October 2010, MHG opened a new restaurant at Royalton, Forty Four, which features “The Cocktail Collective”, a group of all-star bartenders from across the United States creating a unique cocktail menu. Additionally, in May 2010, MHG opened a new restaurant at Hudson, Hudson Hall, reminiscent of an Ivy League mess hall. MHG’s event venue at Hudson, Good Units, which opened in early 2010, received all necessary licenses to hold additional events during the third quarter of 2010, and is continuing to host successful events, most recently in conjunction with New York’s Fashion Week in September 2010.
On July 31, 2010, MHG’s joint venture that is developing a Mondrian in SoHo procured additional funding to complete development of the hotel. The parties amended the debt financing on the property, among other things, to provide for extensions of the maturity date of the mortgage loan secured by the hotel for up to five years through extension options, subject to certain conditions. Mondrian in SoHo is expected to open in February 2011 and MHG has a 10-year management contract with two 10-year extension options to operate the hotel upon completion.
2010 Outlook
It continues to be difficult to predict what will happen for the remainder of the year given the short term booking patterns and transient nature of the hotel business, especially in the fourth quarter in MHG’s major markets. That said, and given results year-to-date, MHG believes that if RevPAR increases by approximately 9% to 10% for the full year 2010 compared to 2009, this would result in Adjusted EBITDA in the $53 million to $55 million range.
Conference Call
MHG will host a conference call to discuss the third quarter financial results today at 5:00 PM Eastern time.
The call will be webcast live over the Internet at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast. The call can also be accessed live over the phone by dialing (888) 802-8577 or (973) 935-8754 for international callers; the conference ID is 15361333. A replay of the call will be available two hours after the call and can be accessed by dialing (800) 642-1687 or (706) 645-9291 for international callers; the conference ID is 15361333. The replay will be available from November 3, 2010 through November 10, 2010.
Definitions
“Owned Comparable Hotels” includes all wholly-owned hotels operated by MHG except for hotels under renovation during the current or the prior year, development projects and discontinued operations. Owned Comparable Hotels for the three and nine months ended September 30, 2010 and 2009 excludes Mondrian Scottsdale, which was classified as a discontinued operation in 2010 and effective March 16, 2010 was no longer owned or managed by MHG.

“System-Wide Comparable Hotels” includes all hotels operated by MHG except for hotels added or under renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the three and nine months ended September 30, 2010 and 2009 excludes the Hard Rock Hotel & Casino in Las Vegas (“Hard Rock”), which was under renovation and expansion in 2009, Mondrian Scottsdale, which was classified as a discontinued operation in 2010 and effective March 16, 2010 was no longer owned or managed by MHG, and Ames in Boston, the San Juan Water and Beach Club, and Hotel Las Palapas, which MHG began managing in the fourth quarter of 2009.
“Adjusted EBITDA” is adjusted earnings before interest, taxes, depreciation and amortization as further defined below.
About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles and South Beach, Clift in San Francisco, Ames in Boston, and Sanderson and St Martins Lane in London. Morgans Hotel Group and an equity partner also own the Hard Rock Hotel & Casino in Las Vegas and related assets. Morgans Hotel Group also manages hotels in Isla Verde, Puerto Rico and Playa del Carmen, Mexico. Morgans Hotel Group has other property transactions in various stages of completion, including projects in SoHo, New York and Palm Springs, California. For more information please visit www.morganshotelgroup.com.
Forward-Looking and Cautionary Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and prediction of certain future events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” “believe,” “project,” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results or other future events to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to, the need for lender approval of any amendments to our loan agreements, economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; continued tightness in the global credit markets; general volatility of the capital markets and our ability to access the capital markets; our ability to refinance our current outstanding debt and to repay outstanding debt as such debt matures; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, such as earthquakes, volcanoes and hurricanes; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; and other risk factors discussed in MHG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010 and other documents filed by MHG with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and MHG assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statement
(In thousands, except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Revenues:
Rooms	$35,100	$32,026	$99,443	$89,033
Food & beverage	16,017	18,116	51,062	55,075
Other hotel	2,077	2,284	6,730	6,788

Total hotel revenues	53,194	52,426	157,235	150,896
Management and other fees	4,547	3,998	14,079	11,311

Total revenues	57,741	56,424	171,314	162,207

Operating Costs and Expenses:
Rooms	11,061	10,423	31,377	30,051
Food & beverage	14,426	14,163	42,526	41,856
Other departmental	1,322	1,485	3,834	4,449
Hotel selling, general and administrative	12,275	11,969	35,523	34,154
Property taxes, insurance and other	3,650	4,569	12,461	12,862

Total hotel operating expenses	42,734	42,609	125,721	123,372
Corporate expenses:
Stock based compensation	2,304	3,231	8,892	8,805
Other	5,741	5,276	18,378	16,490
Depreciation and amortization	8,173	7,234	23,529	22,279
Restructuring, development and disposal costs	1,064	489	2,930	2,020
Impairment loss on receivables from unconsolidated joint venture	5,499	—	5,499	—

Total operating costs and expenses	65,515	58,839	184,949	172,966
Operating loss	(7,774)	(2,415)	(13,635)	(10,759)

Interest expense, net	8,610	12,842	33,907	35,791
Equity in loss of unconsolidated joint ventures	1,435	19,482	9,437	21,920
Impairment loss on development project	—	11,914	—	11,914
Other non-operating expense	20,471	869	35,789	1,934

Pre tax loss	(38,290)	(47,522)	(92,768)	(82,318)
Income tax expense (benefit)	236	(19,494)	535	(34,619)

Net loss before noncontrolling interest	(38,526)	(28,028)	(93,303)	(47,699)

Net loss attributable to noncontrolling interest	1,452	817	2,033	399

Net loss from continuing operations	$(37,074)	$(27,211)	$(91,270)	$(47,300)

(Loss) income from discontinued operations	$(3)	$(606)	$17,162	$(1,158)

Net loss	$(37,077)	$(27,817)	$(74,108)	$(48,458)

Preferred stock dividends and accretion	$2,164	$—	$6,357	$—

Net loss attributable to common stockholders	$(39,241)	$(27,817)	$(80,465)	$(48,458)

(Loss) income per share:
Basic and diluted from continuing operations	$(1.30)	$(0.92)	$(3.20)	$(1.58)
Basic and diluted from discontinued operations	$(0.00)	$(0.02)	$0.56	$(0.04)
Basic and diluted attributable to common stockholders	$(1.30)	$(0.94)	$(2.64)	$(1.62)

Weighted average common shares outstanding — basic and diluted	30,162	29,737	30,470	29,941

	(In Actual Dollars)			(In Constant Dollars, if different)			(In Actual Dollars)			(In Constant Dollars, if different)
	Three Months			Three Months			Nine Months			Nine Months
	Ended Sept 30,		%	Ended Sept 30,		%	Ended Sept. 30,		%	Ended Sept. 30,		%
Selected Hotel Operating Statistics (1)	2010	2009	Change	2010	2009	Change	2010	2009	Change	2010	2009	Change
Morgans
Occupancy	88.8%	92.0%	-3.5%				90.0%	85.1%	5.8%
ADR	$259.10	$228.71	13.3%				$242.29	$223.99	8.2%
RevPAR	$230.08	$210.41	9.3%				$218.06	$190.62	14.4%

Royalton
Occupancy	85.9%	89.3%	-3.8%				88.6%	85.5%	3.6%
ADR	$288.16	$261.60	10.2%				$269.24	$254.44	5.8%
RevPAR	$247.53	$233.61	6.0%				$238.55	$217.55	9.7%

Hudson
Occupancy	92.0%	91.1%	1.0%				87.8%	82.6%	6.3%
ADR	$215.49	$190.29	13.2%				$198.92	$182.58	8.9%
RevPAR	$198.25	$173.35	14.4%				$174.65	$150.81	15.8%

Delano
Occupancy	55.0%	56.9%	-3.3%				60.1%	62.3%	-3.5%
ADR	$344.50	$382.54	-9.9%				$483.26	$482.93	0.1%
RevPAR	$189.48	$217.67	-13.0%				$290.44	$300.87	-3.5%

Mondrian LA
Occupancy	78.5%	71.8%	9.3%				71.9%	63.1%	13.9%
ADR	$254.23	$265.44	-4.2%				$260.66	$267.96	-2.7%
RevPAR	$199.57	$190.59	4.7%				$187.41	$169.08	10.8%

Clift
Occupancy	92.6%	78.7%	17.7%				75.5%	65.5%	15.3%
ADR	$188.18	$193.36	-2.7%				$190.01	$196.78	-3.4%
RevPAR	$174.25	$152.17	14.5%				$143.46	$128.89	11.3%

Total Owned Comparable Hotels
Occupancy	86.0%	82.7%	4.0%				80.9%	75.1%	7.7%
ADR	$231.56	$221.93	4.3%				$235.14	$229.62	2.4%
RevPAR	$199.14	$183.54	8.5%				$190.23	$172.44	10.3%

St. Martins Lane
Occupancy	77.7%	80.0%	-2.9%	77.7%	80.0%	-2.9%	75.6%	72.8%	3.8%	75.6%	72.8%	3.8%
ADR	$373.15	$325.57	14.6%	$369.43	$304.28	21.4%	$348.30	$308.01	13.1%	$348.30	$306.20	13.7%
RevPAR	$289.94	$260.46	11.3%	$287.05	$243.42	17.9%	$263.31	$224.23	17.4%	$263.31	$222.91	18.1%

Sanderson
Occupancy	81.9%	74.9%	9.3%	81.9%	74.9%	9.3%	75.9%	69.1%	9.8%	75.9%	69.1%	9.8%
ADR	$438.94	$393.59	11.5%	$434.57	$367.86	18.1%	$403.21	$374.62	7.6%	$403.21	$372.42	8.3%
RevPAR	$359.49	$294.80	21.9%	$355.91	$275.53	29.2%	$306.04	$258.86	18.2%	$306.04	$257.34	18.9%

Shore Club
Occupancy	44.6%	42.7%	4.4%				55.2%	50.4%	9.5%
ADR	$209.44	$238.41	-12.2%				$286.64	$308.79	-7.2%
RevPAR	$93.41	$101.80	-8.2%				$158.23	$155.63	1.7%

Mondrian South Beach
Occupancy	56.5%	47.4%	19.2%				57.1%	47.4%	20.5%
ADR	$165.32	$161.85	2.1%				$231.25	$221.21	4.5%
RevPAR	$93.41	$76.72	21.8%				$132.04	$104.85	25.9%

System-wide Comparable Hotels
Occupancy	77.9%	74.1%	5.1%	77.9%	74.1%	5.1%	75.1%	69.2%	8.5%	75.1%	69.2%	8.5%
ADR	$247.20	$236.15	4.7%	$246.69	$233.14	5.8%	$255.94	$248.90	2.8%	$255.94	$248.65	2.9%
RevPAR	$192.57	$174.99	10.0%	$192.17	$172.76	11.2%	$192.21	$172.24	11.6%	$192.21	$172.07	11.7%

Hard Rock (2)
Occupancy	81.3%	89.0%	-8.7%				80.2%	90.0%	-10.9%
ADR	$126.02	$133.30	-5.5%				$128.81	$143.03	-9.9%
RevPAR	$102.45	$118.64	-13.6%				$103.31	$128.73	-19.7%

Ames (3)
Occupancy	80.7%	0.0%	n/m				66.9%	0.0%	n/m
ADR	$227.37	$—	n/m				$212.94	$—	n/m
RevPAR	$183.49	$—	n/m				$142.46	$—	n/m

San Juan Water and Beach Club (4)
Occupancy	56.4%	0.0%	n/m				64.2%	0.0%	n/m
ADR	$108.04	$—	n/m				$133.10	$—	n/m
RevPAR	$60.93	$—	n/m				$85.45	$—	n/m

Hotel Las Palapas (4)
Occupancy	47.2%	0.0%	n/m	47.2%	0.0%	n/m	57.6%	0.0%	n/m	57.6%	0.0%	n/m
ADR	$115.91	$—	n/m	$116.73	$—	n/m	$139.07	$—	n/m	$139.07	$—	n/m
RevPAR	$54.71	$—	n/m	$55.10	$—	n/m	$80.10	$—	n/m	$80.10	$—	n/m

(1)	Not included in the above table are discontinued operations.

(2)
As customary in the gaming industry, we present average occupancy and average daily rate for the Hard Rock including rooms provided on a complimentary basis which is not the practice in the lodging industry

(3)	Ames opened in November 2009. Statistics are for the period the hotel was open.

(4)
MHG began managing these hotels in the fourth quarter of 2009. Statistics are for the period MHG operated the hotels. MHG anticipates that both hotels will be re-developed in the future into Morgans Hotel Group branded hotels, once funding is available to the hotel owners. As the hotels are currently not branded hotels, MHG believes that the hotel operating data does not provide a meaningful depiction of the performance of Morgans Hotel Group branded hotels.

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.
The Company’s management has historically used adjusted EBITDA (Adjusted EBITDA) when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because we believe the Company’s core business model is that of an owner and operator of hotels, and the inclusion or exclusion of certain items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expenses (income) that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a direct or indirect fee simple ownership interest. We exclude the following items from EBITDA to arrive at Adjusted EBITDA:
•
Other non-operating expenses (income), such as executive terminations not related to restructuring initiatives discussed below, costs of financings and litigation and settlement costs and other items that relate to the financing and investing activities of our assets and not to the on-going operating performance of our assets, both consolidated and unconsolidated, and changes in fair market value of the warrants issued to investors in the Company;

•
Restructuring, development and disposal costs: these charges primarily relate to losses on asset disposals as part of major renovation projects and the write-off of abandoned development projects resulting primarily from events generally outside management’s control such as the tightening of credit markets. We believe that these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA;

•
Impairment loss on development projects, hotels, investments in joint ventures and receivables from joint ventures: these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA. To the extent that economic conditions do not continue to improve, we may incur additional non-cash impairment charges related to assets under development, wholly-owned assets, or investments in joint ventures. We believe these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results;

•	The EBITDA related to leased hotels to more accurately reflect the operating performance of assets in which we have a direct or indirect fee simple ownership interest;

•
The EBITDA related to hotels reported as discontinued operations to more accurately reflect the operating performance of assets in which we expect to have an ongoing direct or indirect ownership interest; and

•	Stock-based compensation expense, as this is not necessarily an indication of the operating performance of our assets.
We also make an adjustment to EBITDA for hotels in which our percentage ownership interest has changed to facilitate period-over-period comparisons and to more accurately reflect the operating performance of assets based on our actual ownership. In this respect, our method of calculating Adjusted EBITDA has changed from prior quarters, and calculations of Adjusted EBITDA will continue to vary from quarter to quarter to reflect changing ownership interests.
We believe Adjusted EBITDA provides management and our investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of our core on-going hotel operations and is used extensively during our annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.
The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.
The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to our GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under accounting principles generally accepted in the United States, or U.S. GAAP, and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.
A reconciliation of net income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation
(In thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Net loss	$(37,077)	$(27,817)	$(74,108)	$(48,458)
Interest expense, net	8,610	12,842	33,907	35,791
Income tax expense (benefit)	236	(19,494)	535	(34,619)
Depreciation and amortization expense	8,173	7,234	23,529	22,279
Proportionate share of interest expense from unconsolidated joint ventures	4,253	5,801	11,624	18,408
Proportionate share of depreciation expense from unconsolidated joint ventures	4,320	2,107	9,931	6,111
Proportionate share of depreciation expense of minority interests in consolidated joint ventures	(87)	(83)	(266)	(249)
Net income attributable to noncontrolling interest	(1,215)	(947)	(2,433)	(1,615)
Proportionate share of loss from unconsolidated joint ventures not recorded due to negative investment balances	(5,736)	(4,023)	(12,139)	(13,681)

EBITDA	(18,523)	(24,380)	(9,420)	(16,033)

Add: Other non operating expense	20,471	869	35,789	1,934
Add: Other non operating expense from unconsolidated joint ventures	1,783	828	9,290	1,388
Add: Restructuring, development and disposal costs	1,064	489	2,930	2,020
Add: Impairment loss	5,499	29,134	5,499	29,134
Less: EBITDA from Clift, a leased hotel	(1,233)	(618)	(1,211)	(82)
Add: Stock based compensation	2,304	3,231	8,892	8,805
Less: (Loss) Income from hotel ownership changes and discontinued operations	3	306	(17,162)	218

Adjusted EBITDA	$11,368	$9,859	$34,607	$27,384

Impact of the closure and re-concepting of certain restaurants:
Royalton restaurant	344		344
Hudson restaurant	702		687

Adjusted EBITDA (excluding the impact of the closure and re-concepting of the Royatlon and Hudson restaurants)	$12,414	$9,859	$35,638	$27,384

Owned Comparable Hotel Room Revenue Analysis
(In thousands, except percentages)

	Three Months			Nine Months
	Ended September 30,		%	Ended September 30,		%
	2010	2009	Change	2010	2009	Change

Morgans	$2,413	$2,207	9%	$6,788	$5,930	14%
Royalton	3,826	3,609	6%	10,939	9,979	10%
Hudson	15,161	12,988	17%	39,636	33,323	19%
Delano	3,384	3,885	-13%	15,388	15,933	-3%
Mondrian LA	4,351	4,154	5%	12,129	10,936	11%
Clift	5,965	5,183	15%	14,563	12,932	13%

Total Owned Comparable Hotels	$35,100	$32,026	10%	$99,443	$89,033	12%

Owned Comparable Hotel Revenue Analysis
(In thousands, except percentages)

	Three Months			Nine Months
	Ended September 30,		%	Ended September 30,		%
	2010	2009	Change	2010	2009	Change

Morgans	$4,284	$4,224	1%	$12,528	$12,038	4%
Royalton	4,612	4,740	-3%	14,378	13,877	4%
Hudson	19,337	17,728	9%	50,500	45,648	11%
Delano	7,593	8,230	-8%	32,373	33,275	-3%
Mondrian LA	8,828	9,110	-3%	24,303	23,942	2%
Clift	8,540	8,394	2%	23,153	22,116	5%

Total Owned Comparable Hotels	$53,194	$52,426	1%	$157,235	$150,896	4%

Hotel EBITDA Analysis
(In thousands, except percentages)

	Three Months			Nine Months
	Ended September 30,		%	Ended September 30, (1)%
	2010	2009(1)	Change	2010	2009	Change

Morgans	$242	$93	n/m	$637	$(187)	n/m
Royalton	302	364	-17%	625	421	n/m
Hudson	4,391	3,668	20%	10,430	7,999	30%
Delano	1,131	1,809	-37%	9,795	10,429	-6%
Mondrian LA	3,049	3,143	-3%	8,156	7,630	7%
Clift	1,233	618	n/m	1,211	82	n/m

Owned Comparable Hotels	10,348	9,695	7%	30,854	26,374	17%

St Martins Lane	1,506	1,294	16%	3,899	3,358	16%
Sanderson	1,275	882	45%	2,638	2,085	27%
Shore Club	(44)	(17)	n/m	207	245	-16%
Mondrian South Beach	(404)	(848)	-52%	(67)	(1,178)	n/m

Joint Venture Comparable Hotels	2,333	1,311	78%	6,677	4,510	48%

Total System-Wide Comparable Hotels	12,681	11,006	15%	37,531	30,884	22%

Hard Rock — Joint Venture	680	1,117	-39%	2,517	2,944	-15%
Ames — Joint Venture	151	—	n/m	11	—	n/m

Total Hotels	$13,512	$12,123	11%	$40,059	$33,828	18%

(1)	Excludes Mondrian Scottsdale. Mondrian Scottsdale was classified as a “discontinued operation” in 2010, and effective March 16, 2010, was no longer owned or managed by the Company.

Adjusted EBITDA and Debt Analysis
(In thousands)

	Adjusted
	EBITDA
	Twelve Months
	Ended	Outstanding Debt at
Consolidated Operations	Sept. 30, 2010	Sept. 30, 2010

Morgans	1,314
Royalton	2,175
Delano	13,489

Sub-total for Hotels Securing Revolver	16,978	$23,508

Hudson	15,573	249,608
Mondrian LA	9,565	120,500

Management Fees	17,841
Corporate Expenses	(23,639)
Other Debt (1)	—	223,899

Total	$36,318	617,515

Less: Cash		(29,949)

Net Debt		$587,566

(1)	Includes outstanding debt on convertible notes, trust preferred securities, and the promissory notes on the property across the street from Delano Miami, and excludes the lease obligation at Clift.

		Proportionate
		Share of
		Adjusted EBITDA	Proportionate
		Twelve Months	Share of
	Ownership	Ended	Debt
Joint Venture Comparable Hotels (1)	Percentage	Sept. 30, 2010	Sept. 30, 2010

Sanderson and St. Martins Lane	50%	$9,540	$78,901
Shore Club	7%	290	8,364

(1)	Includes information only for System-Wide Comparable Hotels that are owned by joint ventures

Balance Sheet
(In thousands)

	Sept. 30,	Dec 31,
	2010	2009

ASSETS:
Property and equipment, net	$475,143	$488,189
Goodwill	73,698	73,698
Investments in and advances to unconsolidated joint ventures	25,185	32,445
Investment in discontinued operation, net	—	23,977
Cash and cash equivalents	29,949	68,994
Restricted cash	39,111	21,109
Accounts receivable, net	8,664	6,531
Related party receivables	4,312	9,522
Prepaid expenses and other assets	8,762	10,862
Deferred tax asset, net	81,137	83,980
Other, net	13,139	18,931

Total assets	$759,100	$838,238

LIABILITIES and STOCKHOLDERS’ (DEFICIT) EQUITY:
Debt and capital lease obligations, net	$702,435	$699,013
Mortgage debt of discontinued operation	—	40,000
Accounts payable and accrued liabilities	30,727	30,325
Accounts payable and accrued liabilities of discontinued operations	8	1,455
Distributions and losses in excess of investment in unconsolidated joint ventures	2,855	2,740
Other liabilities	65,196	41,294

Total liabilities	801,221	814,827

Total Morgans Hotel Group Co. stockholders’ (deficit) equity	(53,327)	9,020
Noncontrolling interest	11,206	14,391

Total stockholders’ (deficit) equity	(42,121)	23,411

Total liabilities and stockholders’ (deficit) equity	$759,100	$838,238